Exhibit 99.1

Progress Energy Announces 2006 Second-Quarter Results

Highlights:

♦	Reports quarterly ongoing earnings of $0.32 per share, GAAP net loss of $0.19 per share

♦	Reports core ongoing earnings of $0.43 per share compared to $0.53 per share for the same period last year

♦	Reaffirms 2006 core ongoing earnings guidance of $2.45 to $2.65 per share assuming sufficient year-end progress on additional strategic alternatives

♦	Includes previously announced impairment of synthetic fuel production and related assets

♦	Announces sale of natural gas businesses for $1.2 billion

RALEIGH, N.C. (Aug. 10, 2006) - Progress Energy [NYSE: PGN] announced a second-quarter net loss of $47 million, or $0.19 per share, compared to a net loss of $1 million, or $0.01 per share, for the same period last year. Second-quarter ongoing earnings were $78 million, or $0.32 per share, compared to $154 million, or $0.63 per share, last year. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share).

“In the first half of 2006, we have accomplished significant milestones in our repositioning plan. Some of the one-time and year-over-year earnings impacts associated with these results obscure the strong fundamentals of our two electric utilities - our core businesses,” said Bob McGehee, chairman and CEO of Progress Energy. “Most importantly, in both the Carolinas and Florida we have seen significant customer growth. Further our wholesale business within the utilities is robust. Also, we continue to do well on cost management, while at the same time delivering operating results that underscore our commitment to high reliability and excellent customer service. Because of these recent results and others we plan for this year, we expect to produce the financial and operational results consistent with our objective of being a high quality, low risk investment.

“This quarter we made significant progress on our planned divestitures, and we are now ahead of schedule on our commitment to reduce holding company debt by $1.3 billion by the end of 2007,” McGehee said. “So far in 2006 we have announced more than $1.7 billion in asset sales, reducing our risk profile and allowing us to strengthen our balance sheet.”

Core ongoing earnings, which exclude the ongoing earnings from the company’s coal and synthetic fuel operations, were $0.43 per share for the quarter, compared to $0.53 per share for the same period last year. The prior year recognition of the gain on the sale of Progress Energy Florida’s Winter Park distribution system and current period costs related to the planned outage at the Harris Nuclear Plant at Progress Energy Carolinas were partially offset by favorable growth and usage at both utilities, favorable excess generation margins at Progress Energy Carolinas and O&M favorability at Progress Energy Florida.

Non-core ongoing earnings decreased to a net loss of $0.11 per share for the quarter, compared to earnings of $0.10 per share for the same period last year, primarily due to lower levels of synthetic fuel production and the potential phase out of synthetic fuel tax credits. A reserve of approximately 72 percent of the full credit value, or $0.04 per share, was recorded on the synthetic fuel tax credits generated in the second quarter, and an additional reserve of $0.03 was recorded on synthetic fuel credits that were recorded in the first quarter. Both of the reserves were recorded as a result of continued high oil prices.

2006 ONGOING EARNINGS GUIDANCE

“We are maintaining our ongoing core earnings guidance at $2.45 to $2.65 per share, assuming that by year-end we will have made sufficient progress on additional strategic alternatives to offset the ongoing earnings negativity created by moving our natural gas assets to discontinued operations,” McGehee said.

The 2006 ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, asset impairments, goodwill impairment, and discontinued operations of our natural gas business, coal mining business, Progress Telecom, and other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2006 earnings guidance figures due to the uncertain nature and amount of these adjustments.

RECENT DEVELOPMENTS

•	Retained financial advisor to assist the company in evaluating strategic alternatives with respect to the remaining competitive generation operations in Progress Ventures
•	Announced sale of natural gas assets for estimated proceeds of $1.2 billion
•	Received notification from Standard & Poors that it changed its ratings outlook to “positive” from “stable” for Progress Energy and improved its consolidated business profile to “5” from “6”
•	Received 20-year license renewal for Brunswick Nuclear Plant
•	Closed on sale of DeSoto generation facility
•	Reached agreement for South Carolina fuel increase of $23 million
•	Idled synthetic fuel operations
•	Ranked fifth nationally among large utilities and second in the South region in the 2006 J.D. Power residential customer satisfaction survey
•	Awarded the Edison Award, the Edison Electric Institute’s highest utility industry honor
•	Awarded the B. Ralph Sylvia “Best of the Best” Top Industry Practice to the Brunswick Nuclear Plant by the Nuclear Energy Institute

Press releases regarding various announcements are available on the company’s Web site at: http://www.progress-energy.com/aboutus/news.

SECOND-QUARTER 2006 BUSINESS HIGHLIGHTS

Below are the second-quarter 2006 highlights for the company’s business units. See the reconciliation table on page S-1 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share.

Progress Energy Carolinas

•	Reported quarterly ongoing earnings per share of $0.30, compared to $0.39 for the same period last year; GAAP quarterly earnings per share of $0.31, compared with $0.27 for the same period last year.
•	Realized a net average customer increase of 30,000 during the last 12 months.
•	Reported increased growth and usage and increased wholesale margins offset by higher O&M expenses primarily due to planned nuclear outage costs.
•
Earnings in 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of the Public Utilities Holding Company Act (PUHCA). The result is an increase in tax expense at Progress Energy Carolinas, offset by decreased tax expense at Corporate and Other Businesses.

Progress Energy Florida

•	Reported quarterly ongoing earnings per share of $0.34, up from $0.30 for the same period last year; GAAP quarterly earnings per share of $0.34, up from $0.04 for the same period last year.
•	Realized a net average customer increase of 35,000 during the last 12 months.
•	Reported increased growth and usage and favorable weather.
•	Reported lower O&M costs due primarily to the prior year write-off of unrecovered storm costs.
•
Reported gain on the sale of the Winter Park distribution system in the prior year and increased interest expense partially offset by higher interest income due to interest on unrecovered storm costs and short-term investments.

•
Earnings for 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is an increase in tax expense at Progress Energy Florida, offset by decreased tax expense at Corporate and Other Businesses.

See the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Ventures (CCO and Gas)

•
Reported quarterly ongoing net loss per share of $0.02, compared to ongoing earnings per share of $0.03 for the same period last year; GAAP quarterly net loss of $0.28 per share, compared with GAAP earnings per share of $0.03 for the same period last year.

•
Reported higher margins in gas operations due to price favorability and increased natural gas production partially offset by lower contract margins at competitive commercial operations primarily due to higher fuel and purchased power costs.

•	Reported increased mark-to-market losses on gas hedges related to the announced sale of the natural gas businesses.
•
Reported GAAP net loss for the second quarter includes classification of a net loss of $0.25 per share from continuing to discontinued operations, due to the sale of the Rowan and DeSoto generating facilities. This loss was driven primarily by the estimated loss on the sale of these facilities.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported quarterly ongoing after-tax expenses of $0.19 per share equal to the results for the same period last year; GAAP quarterly after-tax expenses of $0.20 per share, compared with after-tax expenses of $0.44 for the same period last year.

•
Removed the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is decreased tax expense at Corporate and Other Businesses, offset primarily by increased tax expense at Progress Energy Carolinas and Progress Energy Florida.

Non-Core Operations (Coal and Synthetic Fuels)

•
Reported quarterly ongoing net loss per share of $0.11, compared to ongoing earnings of $0.10 for the same period last year; GAAP quarterly net loss of $0.36 per share, compared with earnings of $0.09 per share for the same period last year.

•
Reported GAAP net loss for the second quarter includes impairment of $0.22 per share of synthetic fuel assets and a portion of the river terminals and a valuation allowance of $0.03 per share related to the write-off of state net operating losses.

•	Decreased synthetic fuel sales to 0.5 million tons, down from 2.3 million tons for the same period last year.
•	Increased the reserve to 72 percent of the value of the credits associated with 2006 year-to-date production due to oil price phase out.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended June 30
	2006			2005*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	0.43	(0.11)	0.32	0.53	0.10	0.63
Intraperiod tax allocation	(0.01)	-	(0.01)	(0.25)	-	(0.25)
CVO mark-to-market	0.01	-	0.01	-	-	-
Discontinued operations	(0.25)	-	(0.25)	(0.03)	-	(0.03)
Impairments	(0.01)	(0.25)	(0.26)	-	-	-
Postretirement and severance charges	-	-	-	(0.35)	(0.01)	(0.36)
Reported GAAP earnings per share	0.17	(0.36)	(0.19)	(0.10)	0.09	(0.01)
Shares outstanding (millions)			250			246
* 2005 has been restated to reflect discontinued operations.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Six Months Ended June 30
	2006			2005*
Core		Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	0.91	(0.06)	0.85	1.05	0.10	1.15
Intraperiod tax allocation	(0.08)	-	(0.08)	(0.26)	-	(0.26)
CVO mark-to-market	(0.09)	-	(0.09)	-	-	-
Discontinued operations	(0.19)	(0.08)	(0.27)	(0.08)	(0.01)	(0.09)
Impairments	(0.17)	(0.25)	(0.42)	-	-	-
Postretirement and severance charges	-	-	-	(0.42)	(0.01)	(0.43)
Reported GAAP earnings per share	0.38	(0.39)	(0.01)	0.29	0.08	0.37
Shares outstanding (millions)			250			245
* 2005 has been restated to reflect discontinued operations.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.01 for the quarter and decreased earnings per share by $0.25 for the same period last year, but has no impact on the company’s annual earnings. An effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Since this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.01 for the quarter and had no impact during the same period last year. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

Progress Telecom, LLC Discontinued Operations

On March 20, 2006, we completed the sale of Progress Telecom, LLC (PT LLC) to Level 3 Communications, Inc. (Level 3). Discontinued PT LLC operations increased earnings by $0.01 per share for the quarter and had no impact for the same period last year.

Due to its sale, the operations of PT LLC are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Coal Mine Discontinued Operations

On Nov. 14, 2005, our board of directors approved a plan to divest of our coal mining operations. As a result, we have classified the coal mining operations as discontinued operations in the accompanying financial statements for all periods presented. On April 6, 2006, we signed an agreement to sell certain net assets of the coal mining business to Alpha Natural Resources, LLC for $23 million and the sale closed on May 1, 2006. The remaining coal mining operations are expected to be sold by the end of 2006. Discontinued coal mining operations had no material impact for this quarter or the same period last year.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Progress Rail Discontinued Operations

On March 24, 2005, we completed the sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC, and the net proceeds were used to pay down debt. Discontinued Progress Rail operations decreased earnings by $0.01 per share for the quarter compared with a discontinued loss of $0.03 per share, for the same period last year.

Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Rowan and DeSoto Plant Discontinued Operations

On May 8, 2006, we announced the sale of the Rowan and DeSoto nonregulated generation facilities to subsidiaries of Southern Company. The sale of the DeSoto facility closed on May 31, 2006. Discontinued Rowan and DeSoto operations decreased earnings by $0.25 per share for the quarter compared with no impact for the same period last year. Substantially all of this discontinued operations amount is the estimated loss from the sale of these assets.

Due to the sale, the operations of the Rowan and DeSoto facilities are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Impairment of Operations Related to Synthetic Fuel

On May 22, 2006, we announced that our synthetic fuel production facilities were idled. Due to the idling of these facilities we performed an impairment test of all synthetic fuel and other related long-lived assets during the second quarter. Based on the results of the impairment test, we recorded after-tax impairment charges of $0.22 per share that represent the entirety of the asset carrying value of our synthetic fuel intangible assets and manufacturing facilities, as well as a portion of the asset carrying value associated with the river terminals at which the synthetic fuel manufacturing facilities are located. Management does not believe this impairment is representative of the ongoing operations of the company.

Impairment Related to the Write-Off of State Net Operating Losses

On May 8, 2006, we announced the sale of the Rowan and DeSoto nonregulated generation facilities to subsidiaries of Southern Company. Due to the sale of these facilities we evaluated previously recorded state net operating losses for potential impairment during the second quarter. Based on the results of this evaluation, we impaired the state net operating losses by recording a valuation allowance of $0.04 for state net operating losses. Approximately $0.01 per share of the impairment charge was recorded in the Progress Ventures segment and the remaining $0.03 per share charge was recorded in the Coal and Synthetic Fuels segment. Management does not believe this impairment is representative of the ongoing operations of the company.

Impairment of Goodwill

We have monitored the carrying value of our goodwill associated with our Progress Ventures operations in accordance with accounting standards for goodwill. As part of our evaluation of certain business opportunities that may impact the future cash flows of our Georgia Region operations, we performed an interim goodwill impairment test during the first quarter of 2006. As a result of this test, during the six months ended June 30, 2006, we recognized an after-tax goodwill impairment loss of $0.16 per share. Management does not believe this impairment is representative of the ongoing operations of the company.

Cost-Management Restructuring Charge

On Feb. 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which resulted in a reduction of approximately 450 positions.
In connection with the cost-management initiative, the company incurred approximately $0.36 per share after-tax, of estimated future payments for severance benefits in the second quarter of 2005. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company’s ongoing operations.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Aug. 10, 2006, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-1299, confirmation code 6486800. If you encounter problems, please contact Peggy Holton at (919) 546-2233. A playback of the call will be available from 1 p.m. ET Aug. 10 through midnight on Aug. 24, 2006. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 6486800.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. A podcast of the event will also be available at www.progress-energy.com.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11 a.m. ET. To participate in this session, please dial (719) 457-2631, confirmation code 7254923.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering energy marketing and natural gas exploration. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. In 2005, the company also received the prestigious J.D. Power and Associates Founder's Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this report and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made. Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the recently enacted Energy Policy Act of 2005; the financial resources needed to comply with environmental laws; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered or stranded costs; the uncertainty regarding the timing, creation and structure of transmission organizations; weather conditions that directly influence the demand for electricity; the ability to recover through the regulatory process costs associated with future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded below investment grade; the impact that increases in leverage may have on us and our subsidiaries; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost management targets for 2007; the availability and use of Internal Revenue Code Section 29/45K (Section 29/45K) tax credits by synthetic fuel producers and our ability to use Section 29/45K tax credits related to our coal-based solid synthetic fuel businesses; the impact that future crude oil prices may have on the value of our Section 29/45K tax credits including the potential of a reduction in first quarter’s and subsequent period’s earnings resulting from a loss of 2006 generated tax credits in the event that federal tax legislation is not passed providing relief from the current crude oil phase-out formula; our ability to manage the risks involved with the operation of nonregulated plants, including dependence on third parties and related counter-party risks; the ability to divest of our gas and other announced divestitures on a timely basis; the ability to manage the risks associated with our energy marketing operations; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

# # #

Contacts: Corporate Communications - (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
June 30, 2006

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
	Three months Ended June 30,		Six months Ended June 30,
(in millions except per share data)	2006	2005	2006	2005
Operating revenues
Electric	$2,082	$1,768	$4,067	$3,551
Diversified business	417	497	858	856
Total operating revenues	2,499	2,265	4,925	4,407
Operating expenses
Utility
Fuel used in electric generation	709	529	1,399	1,079
Purchased power	260	217	489	415
Operation and maintenance	417	543	833	949
Depreciation and amortization	234	207	462	415
Taxes other than on income	120	108	239	225
Other	−	(25)	(2)	(25)
Diversified business
Cost of sales	398	492	800	853
Depreciation and amortization	33	32	65	59
Impairment of assets	91	−	155	−
Gain on the sale of assets	−	−	(7)	(4)
Other	28	26	50	55
Total operating expenses	2,290	2,129	4,483	4,021
Operating income	209	136	442	386
Other income (expense)
Interest income	7	4	24	8
Other, net	11	(6)	9	(5)
Total other income (expense)	18	(2)	33	3
Interest charges
Net interest charges	173	163	351	325
Allowance for borrowed funds used during construction	(2)	(4)	(4)	(7)
Total interest charges, net	171	159	347	318
Income (loss) from continuing operations before income tax and minority interest	56	(25)	128	71
Income tax expense (benefit)	35	(23)	48	(25)
Income (loss) from continuing operations before minority interest	21	(2)	80	96
Minority interest in subsidiaries’ (income) loss, net of tax	(7)	8	(14)	16
Income from continuing operations	14	6	66	112
Discontinued operations, net of tax	(61)	(7)	(68)	(20)
Net (loss) income	$(47)	$(1)	$(2)	$92
Average common shares outstanding - basic	250	246	250	245
Basic earnings per common share
Income from continuing operations	$0.06	$0.02	$0.26	$0.46
Discontinued operations, net of tax	(0.25)	(0.03)	(0.27)	(0.09)
Net (loss) income	$(0.19)	$(0.01)	$(0.01)	$0.37
Diluted earnings per common share
Income from continuing operations	$0.06	$0.02	$0.26	$0.46
Discontinued operations, net of tax	(0.25)	(0.03)	(0.27)	(0.09)
Net (loss) income	$(0.19)	$(0.01)	$(0.01)	$0.37
Dividends declared per common share	$0.605	$0.590	$1.210	$1.180

This financial information should be read in conjunction with the Company’s Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)	June 30	December 31
ASSETS	2006	2005
Utility plant
Utility plant in service	$23,240	$22,940
Accumulated depreciation	(9,854)	(9,602)
Utility plant in service, net	13,386	13,338
Held for future use	12	12
Construction work in process	1,060	813
Nuclear fuel, net of amortization	249	279
Total utility plant, net	14,707	14,442
Current assets
Cash and cash equivalents	264	606
Short-term investments	95	191
Receivables, net	998	1,099
Inventory	948	848
Deferred fuel cost	449	602
Deferred income taxes	44	50
Assets of discontinued operations	384	722
Prepayments and other current assets	154	209
Total current assets	3,336	4,327
Deferred debits and other assets
Regulatory assets	825	854
Nuclear decommissioning trust funds	1,181	1,133
Diversified business property, net	1,309	1,318
Miscellaneous other property and investments	478	476
Goodwill	3,655	3,719
Intangibles, net	234	277
Other assets and deferred debits	429	478
Total deferred debits and other assets	8,111	8,255
Total assets	$26,154	$27,024
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 253 and 252 million shares issued and outstanding, respectively	$5,653	$5,571
Unearned ESOP shares (2 and 3 million shares, respectively)	(50)	(63)
Accumulated other comprehensive loss	(87)	(104)
Retained earnings	2,328	2,634
Total common stock equity	7,844	8,038
Preferred stock of subsidiaries - not subject to mandatory redemption	93	93
Minority interest	16	43
Long-term debt, affiliate	270	270
Long-term debt, net	9,822	10,176
Total capitalization	18,045	18,620
Current liabilities
Current portion of long-term debt	460	513
Accounts payable	654	676
Interest accrued	199	208
Dividends declared	153	152
Short-term obligations	−	175
Customer deposits	214	200
Liabilities of discontinued operations	32	91
Other current liabilities	808	871
Total current liabilities	2,520	2,886
Deferred credits and other liabilities
Noncurrent income tax liabilities	246	277
Accumulated deferred investment tax credits	157	163
Regulatory liabilities	2,500	2,527
Asset retirement obligations	1,279	1,249
Accrued pension and other benefits	904	870
Other liabilities and deferred credits	503	432
Total deferred credits and other liabilities	5,589	5,518
Commitments and contingencies
Total capitalization and liabilities	$26,154	$27,024

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Six months ended June 30,	2006	2005
Operating activities
Net (loss) income	$(2)	$92
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Discontinued operations, net of tax	68	20
Impairment of assets	155	−
Charges for voluntary enhanced retirement program	−	158
Depreciation and amortization	575	534
Deferred income taxes	(28)	(137)
Investment tax credit	(6)	(6)
Tax levelization	19	63
Deferred fuel cost	170	−
Other adjustments to net income	113	65
Cash provided (used) by changes in operating assets and liabilities:
Receivables	85	(67)
Inventories	(107)	(125)
Prepayments and other current assets	(5)	15
Accounts payable	(6)	75
Other current liabilities	(8)	(59)
Regulatory assets and liabilities	4	(52)
Other operating activities	18	(47)
Net cash provided by operating activities	1,045	529
Investing activities
Gross utility property additions	(669)	(539)
Diversified business property additions	(92)	(120)
Nuclear fuel additions	(62)	(67)
Proceeds from sales of discontinued operations and other assets, net of cash divested	221	444
Purchases of available-for-sale securities and other investments	(956)	(3,205)
Proceeds from sales of available-for-sale securities and other investments	1,126	3,229
Other investing activities	(14)	(23)
Net cash used in investing activities	(446)	(281)
Financing activities
Issuance of common stock	60	171
Proceeds from issuance of long-term debt, net	397	792
Net decrease in short-term indebtedness	(175)	(281)
Retirement of long-term debt	(802)	(517)
Dividends paid on common stock	(303)	(289)
Cash distributions to minority interests of consolidated subsidiary	(74)	−
Other financing activities	(41)	(24)
Net cash used in financing activities	(938)	(148)
Cash provided (used) by discontinued operations
Operating activities	4	(1)
Investing activities	(7)	(14)
Financing activities	−	−
Net (decrease) increase in cash and cash equivalents	(342)	85
Cash and cash equivalents at beginning of period	606	56
Cash and cash equivalents at end of the period	$264	$141

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Progress Energy, Inc.
Earnings Variances
Second Quarter 2006 vs. 2005

	Regulated Utilities
($ per share)	Carolinas	Florida	Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic fuels		Consolidated

2005 GAAP earnings	0.27	0.04	0.03	(0.44)	(0.10)		0.09		(0.01)
Intraperiod tax allocation	0.01	0.03		0.21	0.25	A			0.25
Discontinued operations				0.03	0.03	B			0.03
Severance costs	0.11	0.23		0.01	0.35	C	0.01		0.36
2005 ongoing earnings	0.39	0.30	0.03	(0.19)	0.53		0.10		0.63

Weather - retail	0.01	0.04			0.05				0.05
Other retail - growth and usage	0.02	0.02			0.04				0.04
Wholesale	0.02				0.02	D			0.02

O&M	(0.08)	0.04			(0.04)	E			(0.04)

Other	0.02	0.02			0.04	F			0.04

Gain (loss) on sale of assets		(0.06)			(0.06)	G			(0.06)

Interest charges	(0.02)	(0.01)			(0.03)	H			(0.03)

Net diversified business			(0.05)		(0.05)	I	(0.21)	J	(0.26)

Taxes	(0.06)	(0.01)			(0.07)	K			(0.07)

2006 ongoing earnings	0.30	0.34	(0.02)	(0.19)	0.43		(0.11)		0.32
Intraperiod tax allocation	0.01			(0.02)	(0.01)	A			(0.01)
CVO mark-to-market				0.01	0.01	L			0.01
Discontinued operations			(0.25)		(0.25)	B			(0.25)
Impairments			(0.01)		(0.01)	M	(0.25)	N	(0.26)
2006 GAAP earnings	0.31	0.34	(0.28)	(0.20)	0.17		(0.36)		(0.19)

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from 1) sale of Progress Rail 2) sale of Progress Telecom and 3) sale of Rowan & DeSoto operations.
C -	Severance costs recorded in the second quarter of 2005 associated with the cost management initiative and voluntary enhanced retirement program.
D -	Carolinas - Wholesale favorable primarily due to favorable excess generation margin and increased wholesale contract sales.
E -	Carolinas - O&M unfavorable primarily due to increased nuclear outage costs.
Florida - O&M favorable primarily due to write-off of prior year unrecovered storm costs, partially offset by increased spending on distribution system reliability projects.
F -
Carolinas - Favorable primarily due to prior year FERC audit settlement, higher interest income on short-term investments partially offset by the recognition of an additional loss in excess of a joint owner's indemnification agreement.

Florida - Favorable primarily due to prior year FERC audit settlement, higher interest income on both short-term investments and unrecovered storm costs, and increased miscellaneous revenue from customer late payments and electric rental property.

G -	Florida - Unfavorable primarily due to prior year gain on Winter Park sale.
H -	Carolinas - Unfavorable primarily due to the net impact of 2005 debt issuances and the impact of higher variable interest rates on pollution control bonds.
Florida - Unfavorable primarily due to interest on long-term debt related to under-recovered storm and fuel costs.
I -	Progress Ventures - Unfavorable primarily due to mark-to-market losses and adverse contract margins, partially offset by increased gas production volume and favorable gas prices.
J -
Coal and Synthetic Fuels - Synthetic Fuels unfavorable primarily due to tax credits from production volumes and phase out allowances offset by favorable gross margin due to lower production, and increased coal sales.

K -	Carolinas - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.
Florida - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.
L -	Corporate and Other - Impact of change in market value of outstanding CVO's.
M -
Progress Ventures - Impairment includes a portion of the write off of North Carolina net operating loss carry forwards due to the loss of potential future Progress Ventures North Carolina operations following the sale of the Rowan plant.

N -
Coal and Synthetic Fuels - Impairment of Synthetic Fuel's intangible and long-lived assets and a partial impairment of terminal assets. Impairment also includes a portion of the write off of North Carolina net operating loss carry forwards.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited
Progress Energy, Inc.
Earnings Variances
Year-to-Date 2006 vs. 2005

	Regulated Utilities
($ per share)	Carolinas	Florida	Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic fuels		Consolidated

2005 GAAP earnings	0.74	0.22	0.04	(0.71)	0.29		0.08		0.37
Intraperiod tax allocation	0.01	0.03		0.22	0.26	A			0.26
Discontinued operations				0.08	0.08	B	0.01		0.09
Severance costs	0.15	0.26	0.01		0.42	C	0.01		0.43
2005 ongoing earnings	0.90	0.51	0.05	(0.41)	1.05		0.10		1.15

Weather - retail	(0.03)	0.04			0.01				0.01
Other retail - growth and usage	0.01	0.03			0.04				0.04
Wholesale	0.07				0.07	D			0.07

O&M	(0.20)	0.04			(0.16)	E			(0.16)

Other		0.04			0.04	F			0.04

Depreciation & Amortization	0.01	0.01			0.02	G			0.02

Gain (loss) on sale of assets		(0.06)			(0.06)	H			(0.06)

Interest charges	(0.03)	(0.03)		(0.01)	(0.07)	I			(0.07)

Net diversified business			(0.04)	0.05	0.01	J	(0.16)	K	(0.15)

Taxes	(0.09)	(0.02)	(0.01)	0.08	(0.04)	L			(0.04)

2006 ongoing earnings	0.64	0.56	-	(0.29)	0.91		(0.06)		0.85
Intraperiod tax allocation				(0.08)	(0.08)	A			(0.08)
CVO mark-to-market				(0.09)	(0.09)	M			(0.09)
Discontinued operations			(0.27)	0.08	(0.19)	B	(0.08)	N	(0.27)
Impairments			(0.17)		(0.17)	O	(0.25)	P	(0.42)
2006 GAAP earnings	0.64	0.56	(0.44)	(0.38)	0.38		(0.39)		(0.01)

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from 1) sale of Progress Rail 2) sale of Progress Telecom and 3) sale of Rowan & DeSoto operations.
C -	Severance costs recorded in the first and second quarters of 2005 associated with the cost management initiative and voluntary enhanced retirement program.
D -	Carolinas - Wholesale favorable primarily due to favorable excess generation margin and increased wholesale contract sales.
E -	Carolinas - O&M unfavorable primarily due to increased nuclear outage costs and an increase in estimated environmental remediation costs.

Florida - O&M favorable primarily due to write-off of prior year unrecovered storm costs and reduced worker's compensation expense, partially offset by increased spending on distribution system reliability projects.

F -
Florida - Favorable primarily due to prior year FERC audit settlement, higher interest income on both short-term investments and unrecovered storm costs, and increased miscellaneous revenue from customer late payments and electric rental property.

G -	Carolinas - Favorable primarily due lower Clean Air amortization partially offset by increases in the depreciable base.
Florida - Favorable primarily due to rate changes related to the 2005 depreciation study, partially offset by increases in the depreciable base.
H -	Florida - Unfavorable primarily due to prior year gain on Winter Park sale.
I -	Carolinas - Unfavorable primarily due to the net impact of 2005 debt issuances and redemptions and the impact of higher variable interest rates on pollution control bonds.
Florida - Unfavorable primarily due to higher long term debt balances primarily related to under-recovered storm and fuel costs.
J -	Progress Ventures - Unfavorable primarily due to mark-to-market losses and adverse contract margins, partially offset by increased gas production volume and favorable gas prices.
Corporate and Other - Favorable primarily due to gain on sale of Level 3 stock received as part of the Progress Telecom sale.
K -
Coal and Synthetic Fuels - Synthetic Fuels unfavorable primarily due to tax credits from production volumes and phase out allowances offset by an inflation adjustment recorded for 2005 and Q1 2006 tax credits and prior year reversal of tax credits from the sale of Progress Rail. Coal terminals favorable primarily due to restructuring of a long-term coal supply agreement.

L -	Carolinas - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense and the impact of a 2005 tax credit related to state audit settlements.
Florida - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.
Progress Ventures - Unfavorable primarily due to 2003 tax true-up.
Corporate and Other - Favorable primarily due to no longer allocating the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA.
M -	Corporate and Other - Impact of change in market value of outstanding CVO's.
N -	Corporate and Other - Discontinued operations from sale of Coal Mining operations.
O -
Progress Ventures - Impairment of goodwill associated with CCO's nonregulated plants in Georgia. Impairment also includes a portion of the write off of North Carolina net operating loss carry forwards due to the loss of potential for future Progress Ventures North Carolina operations following the sale of the Rowan plant.

P -
Coal and Synthetic Fuels - Impairment of Synthetic Fuel's intangible and long-lived assets and a partial impairment of terminal assets. Impairment also includes a portion of the write off of North Carolina net operating loss carry forwards.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited
	Three Months Ended			Three Months Ended			Percentage Change
	June 30, 2006			June 30, 2005			From June 30, 2005
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$299	$559	$858	$272	$431	$703	9.9%	29.7%
Commercial	236	291	527	214	227	441	10.3	28.2
Industrial	173	91	264	164	71	235	5.5	28.2
Governmental	21	74	95	18	57	75	16.7	29.8
Provision for retail revenue sharing	-	-	-	-	2	2	-	-
Total Retail	$729	$1,015	$1,744	$668	$788	$1,456	9.1	28.8
Wholesale	167	69	236	154	68	222	8.4	1.5
Unbilled	14	23	37	15	18	33	-	-
Miscellaneous revenue	25	40	65	23	34	57	8.7	17.6
Total Electric	$935	$1,147	$2,082	$860	$908	$1,768	8.7%	26.3%

Energy Sales (millions of kWh)
Retail
Residential	3,438	4,745	8,183	3,285	4,341	7,626	4.7%	9.3%
Commercial	3,218	3,010	6,228	3,087	2,888	5,975	4.2	4.2
Industrial	3,139	1,100	4,239	3,230	1,040	4,270	(2.8)	5.8
Governmental	333	806	1,139	314	762	1,076	6.1	5.8
Total Retail	10,128	9,661	19,789	9,916	9,031	18,947	2.1	7.0
Wholesale	3,328	962	4,290	3,341	1,318	4,659	(0.4)	(27.0)
Unbilled	232	779	1,011	235	428	663	-	-
Total Electric	13,688	11,402	25,090	13,492	10,777	24,269	1.5%	5.8%

Energy Supply (millions of kWh)
Generated - steam	7,192	5,033	12,225	6,388	5,328	11,716
nuclear	5,482	1,703	7,185	6,084	1,614	7,698
combustion turbines/combined cycle	380	2,856	3,236	359	2,134	2,493
hydro	135	-	135	213	-	213
Purchased	963	2,528	3,491	1,045	2,381	3,426
Total Energy Supply (Company Share)	14,152	12,120	26,272	14,089	11,457	25,546

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	209	9		277	12		(24.5)%	(25.0)%
- Normal	247	25		237	13

Cooling Degree Days - Actual	479	978		411	1,019		16.5%	(4.0)%
- Normal	531	931		543	1,144

Impact of retail weather to normal on EPS	($0.03)	$0.01	($0.02)	($0.04)	($0.02)	($0.06)

	Six Months Ended			Six Months Ended			Percentage Change
	June 30, 2006			June 30, 2005			From June 30, 2005
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$675	1,066	1,741	$646	$861	$1,507	4.5%	23.8%
Commercial	462	536	998	428	428	856	7.9	25.2
Industrial	336	174	510	313	134	447	7.3	29.9
Governmental	41	140	181	38	110	148	7.9	27.3
Provision for retail revenue sharing	-	1	1	-	-	-	-	-
Total Retail	$1,514	1,917	$3,431	$1,425	$1,533	$2,958	6.2	25.0
Wholesale	$360	137	497	328	142	470	9.8	(3.5)
Unbilled	(13)	24	11	(3)	13	10	-	-
Miscellaneous revenue	52	76	128	45	68	113	15.6	11.8
Total Electric	$1,913	$2,154	$4,067	$1,795	$1,756	$3,551	6.6%	22.7%

Energy Sales (millions of kWh)
Retail
Residential	7,856	9,056	16,912	7,957	8,688	16,645	(1.3)%	4.2%
Commercial	6,270	5,560	11,830	6,167	5,459	11,626	1.7	1.9
Industrial	6,071	2,105	8,176	6,161	1,981	8,142	(1.5)	6.3
Governmental	653	1,527	2,180	642	1,471	2,113	1.7	3.8
Total Retail	20,850	18,248	39,098	20,927	17,599	38,526	(0.4)	3.7
Wholesale	7,286	1,970	9,256	7,278	2,655	9,933	0.1	(25.8)
Unbilled	(146)	629	483	(67)	325	258	-	-
Total Electric	27,990	20,847	48,837	28,138	20,579	48,717	(0.5)%	1.3%

Energy Supply (millions of kWh)
Generated - steam	14,702	9,384	24,086	13,813	10,096	23,909
nuclear	11,601	3,053	14,654	12,076	3,322	15,398
combustion turbines/combined cycle	609	4,634	5,243	890	3,866	4,756
hydro	325	-	325	439	-	439
Purchased	1,863	4,998	6,861	2,105	4,587	6,692
Total Energy Supply (Company Share)	29,100	22,069	51,169	29,323	21,871	51,194

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,743	298		1,969	316		(11.5)%	(5.7)%
- Normal	1,919	386		1,903	385

Cooling Degree Days - Actual	494	1,188		416	1,059		18.8%	12.2%
- Normal	542	1,139		554	1,172

Impact of retail weather to normal on EPS	($0.06)	($0.02)	($0.08)	($0.03)	($0.03)	($0.06)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Financial Statistics

	June 30, 2006	June 30, 2005
Return on average common stock equity (12 months ended)	7.6%	7.7%
Book value per common share	$31.32	$30.99
Capitalization
Common stock equity	42.4%	41.8%
Preferred stock of subsidiary and minority interest	0.6%	0.7%
Total debt	57.0%	57.5%
Total Capitalization	100.0%	100.0%

2005 Impact of Severance Charges

($ in millions)	Three months ended June 30, 2005 Impact		Six months ended June 30, 2005 Impact
Line of Business	Pre-tax	After-tax	Pre-tax	After-tax
Progress Energy Carolinas	$46	$28	$60	$36
Progress Energy Florida	$93	$56	$107	$64
Progress Ventures	$1	$1	$2	$1
Corporate and Other	$1	$1	$1	$0
Coal and Synthetic fuels	$4	$2	$6	$4
Total	$145	$88	$176	$105